Exhibit 99.1

PRESS RELEASE

INVESTOR CONTACT:

Lisa L. Ewbank

Synopsys, Inc.

650-584-1901

EDITORIAL CONTACT:

Yvette Huygen

Synopsys, Inc.

650-584-4547

yvetteh@synopsys.com

Synopsys Posts Financial Results for Fourth Quarter and Fiscal Year 2012

Q4 2012 Financial Highlights

•	Revenue: $454.2 million

•	GAAP earnings per share: $0.19

•	Non-GAAP earnings per share: $0.47

FY 2012 Financial Highlights

•	Revenue: $1.756 billion

•	GAAP earnings per share: $1.21

•	Non-GAAP earnings per share: $2.10

•	Cash flow from operations: $486.1 million

•	Ending cash balance: $700.4 million

MOUNTAIN VIEW, Calif. – Dec. 5, 2012 – Synopsys, Inc. (Nasdaq: SNPS), a global leader providing software, IP and services used to accelerate innovation in chips and electronic systems, today reported results for its fourth quarter and fiscal year 2012.

For the fourth quarter of fiscal 2012, Synopsys reported revenue of $454.2 million, compared to $390.5 million for the fourth quarter of fiscal 2011. Revenue for fiscal year 2012 was $1.756 billion, an increase of 14.3 percent from $1.536 billion in fiscal 2011.

“Synopsys delivered very strong fiscal 2012 results with double-digit revenue and non-GAAP earnings per share growth. Simultaneously we also completed a significant number of important acquisitions during the year,” said Aart de Geus, chairman and co-CEO of Synopsys. “Electronic design automation solutions are more critical than ever, as semiconductor companies face significant technical challenges while racing to design highly complex chips and systems. Synopsys is particularly well-positioned heading into 2013, based on our technology leadership, significant customer demand, and our predictable business model.”

GAAP Results

On a generally accepted accounting principles (GAAP) basis, net income for the fourth quarter of fiscal 2012 was $29.1 million, or $0.19 per share, compared to $39.9 million, or $0.27 per share, for the fourth quarter of fiscal 2011. GAAP net income for fiscal year 2012 was $182.4 million, or $1.21 per share, compared to $221.4 million, or $1.47 per share, for fiscal 2011. Net income for fiscal 2012 included $43.6 million of acquisition-related costs, plus higher amortization of intangibles than in the previous year primarily due to acquisitions. Due to our fiscal calendar, the first quarter of fiscal year 2012 included an extra week.

Non-GAAP Results

On a non-GAAP basis, net income for the fourth quarter of fiscal 2012 was $72.4 million, or $0.47 per share, compared to non-GAAP net income of $65.3 million, or $0.45 per share, for the fourth quarter of fiscal 2011. Non-GAAP net income for fiscal 2012 was $315.5 million, or $2.10 per share, compared to non-GAAP net income of $270.3 million, or $1.80 per share, for fiscal 2011. Reconciliation between GAAP and non-GAAP results is provided at the end of this press release. Due to our fiscal calendar, the first quarter of fiscal year 2012 included an extra week.

Financial Targets

Synopsys also provided its financial targets for the first quarter and full fiscal year 2013. These targets do not include any impact of future acquisition-related activities. These targets constitute forward-looking information and are based on current expectations. For a discussion of factors that could cause actual results to differ materially from these targets, see “Forward-Looking Statements” below.

First Quarter of Fiscal Year 2013 Targets:

•	Revenue: $468 million - $478 million

•	GAAP expenses: $403 million - $419 million

•	Non-GAAP expenses: $356 million - $366 million

•	Other income and expense: ($2) million - $0 million

•	Tax rate applied in non-GAAP net income calculations: 25 - 26 percent

•	Fully diluted outstanding shares: 153 million - 157 million

•	GAAP earnings per share: $0.30 - $0.35

•	Non-GAAP earnings per share: $0.54 - $0.56

•	Revenue from backlog: greater than 90 percent

Full Fiscal Year 2013 Targets:

•	Revenue: $1.955 billion - $1.975 billion

•	Other income and expense: ($4) million - $0 million

•	Tax rate applied in non-GAAP net income calculations: 25 - 26 percent

•	Fully diluted outstanding shares: 155 million - 159 million

•	GAAP earnings per share: $1.32 - $1.46

•	Non-GAAP earnings per share: $2.26 - $2.31

•	Cash flow from operations: at least $350 million

•	Revenue from backlog: approximately 80 percent

GAAP Reconciliation

Synopsys continues to provide all information required in accordance with GAAP but believes evaluating its ongoing operating results may not be as useful if an investor is limited to reviewing only GAAP financial measures. Accordingly, Synopsys presents non-GAAP financial measures in reporting its financial results to provide investors with an additional tool to evaluate Synopsys’ operating results in a manner that focuses on what Synopsys believes to be its ongoing business operations and what Synopsys uses to evaluate its ongoing operations and for internal planning and forecasting purposes. Synopsys’ management does not itself, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Synopsys’ management believes it is useful for itself and investors to review, as applicable, both GAAP information that includes: (i) the amortization of acquired intangible assets, (ii) the impact of stock compensation, (iii) acquisition-related costs, including inventory fair value adjustments, (iv) other significant items, including facilities restructuring charges and the effect of benefits from tax settlements with tax authorities, and (v) the income tax effect of non-GAAP pre-tax adjustments as well as unusual or infrequent tax adjustments; and the non-GAAP measures that exclude such information in order to assess the performance of Synopsys’ business and for planning and forecasting in subsequent periods. Whenever Synopsys uses a non-GAAP financial measure, it provides a reconciliation of the non-GAAP financial measure to the most closely applicable GAAP financial measure. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measure as detailed below.

Reconciliation of Fourth Quarter and Fiscal Year 2012 Results

The following tables reconcile the specific items excluded from GAAP in the calculation of non-GAAP net income and earnings per share for the periods indicated below.

GAAP to Non-GAAP Reconciliation of Fourth Quarter and Fiscal Year 2012 Results

(Unaudited and in thousands, except per share amounts)

	Three Months Ended October 31,		Twelve Months Ended October 31,
	2012	2011	2012	2011
GAAP net income	$29,081	$39,942	$182,402	$221,364
Adjustments:
Amortization of intangible assets	28,355	16,852	99,859	69,420
Stock compensation	17,336	14,984	71,414	56,414
Acquisition-related costs	7,861	963	43,600	1,231
Inventory fair value adjustments	919	—	919	—
Facility restructuring charges	—	—	470	—
Benefit from tax settlements (1)	—	—	(36,882)	(32,782)
Tax adjustments	(11,187)	(7,414)	(46,255)	(45,374)

Non-GAAP net income	$72,365	$65,327	$315,527	$270,273

	Three Months Ended October 31,		Twelve Months Ended October 31,
	2012	2011	2012	2011
GAAP net income per share	$0.19	$0.27	$1.21	$1.47
Adjustments:
Amortization of intangible assets	0.18	0.12	0.66	0.46
Stock compensation	0.11	0.10	0.48	0.38
Acquisition-related costs	0.05	0.01	0.30	0.01
Inventory fair value adjustments	0.01	—	0.01	—
Facility restructuring charges	—	—	0.00	—
Benefit from tax settlements (1)	—	—	(0.25)	(0.22)
Tax adjustments	(0.07)	(0.05)	(0.31)	(0.30)

Non-GAAP net income per share	$0.47	$0.45	$2.10	$1.80

Shares used in calculation	153,271	146,350	150,280	150,367

(1)	Tax settlements included estimated interest.

Reconciliation of Target Non-GAAP Operating Results

The following tables reconcile the specific items excluded from GAAP in the calculation of target non-GAAP operating results for the periods indicated below.

GAAP to Non-GAAP Reconciliation of First Quarter Fiscal Year 2013 Targets

(in thousands, except per share amounts)

	Range for Three Months Ending January 31, 2013 (1)
	Low	High
Target GAAP expenses	$403,000	$419,000
Adjustments:
Estimated impact of amortization of intangible assets	(31,000)	(34,000)
Estimated impact of stock compensation	(16,000)	(19,000)

Target non-GAAP expenses	$356,000	$366,000

	Range for Three Months Ending January 31, 2013 (1)
	Low	High
Target GAAP earnings per share	$0.30	$0.35
Adjustments:
Estimated impact of amortization of intangible assets	0.22	0.20
Estimated impact of stock compensation	0.12	0.10
Net non-GAAP tax adjustments	(0.10)	(0.09)

Target non-GAAP earnings per share	$0.54	$0.56

Shares used in non-GAAP calculation (midpoint of target range)	155,000	155,000

GAAP to Non-GAAP Reconciliation of Full Fiscal Year 2013 Targets

	Range for Fiscal Year Ending October 31, 2013 (1)
	Low	High
Target GAAP earnings per share	$1.32	$1.46
Adjustments:
Estimated impact of amortization of intangible assets	0.83	0.78
Estimated impact of stock compensation	0.48	0.43
Net non-GAAP tax adjustments	(0.37)	(0.36)

Target non-GAAP earnings per share	$2.26	$2.31

Shares used in non-GAAP calculation (midpoint of target range)	157,000	157,000

(1)	Synopsys’ first quarter and fiscal year end on February 2, and November 2, 2013, respectively. For presentation purposes, the periods refer to the closest calendar month end.

Earnings Call Open to Investors

Synopsys will hold a conference call for financial analysts and investors today at 2:00 p.m. Pacific Time. A live webcast of the call will be available at Synopsys’ corporate website at www.synopsys.com. A recording of the call will be available by calling +1-800-475-6701 (+1-320-365-3844 for international callers), access code 271818 beginning at 4:00 p.m. Pacific Time today. A webcast replay will also be available on the website from approximately 5:30 p.m. Pacific Time today through the time Synopsys announces its results for the first quarter fiscal 2013 in February 2013. Synopsys will post copies of the prepared remarks of Aart de Geus, chairman and co-chief executive officer, and Brian Beattie, chief financial officer, on its website following the call. In addition, Synopsys makes additional financial information available in a financial supplement also posted on the corporate website.

Effectiveness of Information

The targets included in this release, the statements made during the earnings conference call and the information contained in the financial supplement (available in the Investor Relations section of Synopsys’ website at www.synopsys.com) represent Synopsys’ expectations and beliefs as of the date of this release only. Although this press release, copies of the prepared remarks of the co-chief executive officer and chief financial officer made during the call and the financial supplement will remain available on Synopsys’ website through the date of the first quarter fiscal year 2013 earnings call in February 2013, their continued availability through such date does not mean that Synopsys is reaffirming or confirming their continued validity. Synopsys does not currently intend to report on its progress during the first quarter of fiscal 2013 or comment to analysts or investors on, or otherwise update, the targets given in this earnings release.

Availability of Final Financial Statements

Synopsys will include final financial statements for the fourth quarter and fiscal 2012 in its annual report on Form 10-K to be filed by January 2, 2013.

About Synopsys

Synopsys, Inc. (Nasdaq:SNPS) accelerates innovation in the global electronics market. As a leader in electronic design automation (EDA) and semiconductor IP, its software, IP and services help engineers address their design, verification, system and manufacturing challenges. Since 1986, engineers around the world have been using Synopsys technology to design and create billions of chips and systems. Learn more at http://www.synopsys.com.

Forward-Looking Statements

The statements made in this press release regarding projected financial results in the sections entitled “Financial Targets,” and “Reconciliation of Target Non-GAAP Operating Results,” and certain other statements, including statements regarding customer demand for our technology and predictable business model, are forward-looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. In addition, certain statements made in the earnings conference call are forward-looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. Actual results could differ materially from those described by these statements due to a number of uncertainties, including, but not limited to:

•	continued uncertainty in the global economy and its potential impact on the semiconductor and electronics industries;

•	uncertainty in the growth of the semiconductor and electronics industry;

•

Synopsys’ ability to realize the potential financial or strategic benefits of acquisitions it completes, including the recent acquisitions of Magma Design Automation, SpringSoft, and EVE, and the difficulties in the integration of the products and operations of acquired companies or assets into Synopsys’ products and operations, delays in customer orders, potential loss of customers, key employees, partners or vendors, customer demand and support obligations for product offerings, and disruption of ongoing business operations and diversion of management attention;

•	increased competition in the market for Synopsys’ products and services including through consolidation in the industry and among our customers;

•	changes in demand for Synopsys’ products due to fluctuations in demand for its customers’ products;

•	litigation;

•	lower-than-anticipated new IC design starts;

•

lower-than-anticipated purchases or delays in purchases of software or consulting services by Synopsys’ customers, including delays in the renewal, or non-renewal, of Synopsys’ license arrangements with major customers;

•	changes in the mix of time-based licenses and upfront licenses;

•	lower-than-expected orders; and

•	failure of customers to pay license fees as scheduled.

In addition, Synopsys’ actual expenses, earnings per share and tax rate on a GAAP and non-GAAP basis for the fiscal quarter ending January 31, 2013; actual expenses, earnings per share, tax rate, and other projections on a GAAP and non-GAAP basis for fiscal year 2013; and cash flow from operations on a GAAP basis for fiscal year 2013 could differ materially from the targets stated under “Financial Targets” above for a number of reasons, including, but not limited to, (i) integration and other acquisition-related costs, (ii) application of the actual consolidated GAAP and non-GAAP tax rates for such periods, or judgment by management, based upon the status of pending audits and settlements to increase or decrease an income tax asset or liability, (iii) a determination by Synopsys that any portion of its goodwill or intangible assets have become impaired, (iv) changes in the anticipated amount of employee stock-based compensation expense recognized on Synopsys’ financial statements, (v) actual change in the fair value of Synopsys’ non-qualified deferred compensation plan obligations, (vi) increases or decreases to estimated capital expenditures, (vii) changes driven by new accounting rules, regulations, interpretations or guidance, (viii) general economic conditions, and (ix) other risks as detailed in Synopsys’ SEC filings, including those described in the “Risk Factors” section in its latest Quarterly Report on Form 10-Q for the third quarter ended July 31, 2012. Furthermore, Synopsys’ actual tax rates applied to income for the first quarter and fiscal year 2013 could differ from the targets given in this press release as a result of a number of factors, including the actual geographic mix of revenue during the quarter and year, and actions by the government.

Finally, Synopsys’ targets for outstanding shares in the first quarter and fiscal year 2013 could differ from the targets given in this press release as a result of higher than expected employee stock plan issuances or stock option exercises, acquisitions, and the extent of Synopsys’ stock repurchase activity.

Synopsys is under no obligation to (and expressly disclaims any such obligation to) update or alter any of the forward-looking statements made in this earnings release, the conference call or the financial supplement whether as a result of new information, future events or otherwise, unless otherwise required by law.

###

SYNOPSYS, INC.

Unaudited Consolidated Statements of Operations (1)

(in thousands, except per share amounts)

	Three Months Ended October 31,		Years Ended October 31,
	2012	2011	2012	2011
Revenue:
Time-based license	$367,038	$323,824	$1,449,300	$1,260,342
Upfront license	28,869	19,969	105,137	90,531
Maintenance and service	58,306	46,741	201,580	184,770

Total revenue	454,213	390,534	1,756,017	1,535,643
Cost of revenue:
License	60,082	51,632	232,811	205,390
Maintenance and service	19,430	20,445	78,607	80,241
Amortization of intangible assets	23,012	13,308	81,255	54,819

Total cost of revenue	102,524	85,385	392,673	340,450

Gross margin	351,689	305,149	1,363,344	1,195,193
Operating expenses:
Research and development	153,568	125,415	581,628	491,871
Sales and marketing	111,385	93,500	415,629	363,118
General and administrative	41,903	26,373	157,459	112,760
Amortization of intangible assets	5,343	3,544	18,604	14,601

Total operating expenses	312,199	248,832	1,173,320	982,350

Operating income	39,490	56,317	190,024	212,843
Other income (expense), net	3,242	(2,762)	11,111	6,270

Income before income taxes	42,732	53,555	201,135	219,113
Provision (benefit) for income taxes	13,651	13,613	18,733	(2,251)

Net income	$29,081	$39,942	$182,402	$221,364

Net income per share:
Basic	$0.19	$0.28	$1.24	$1.51

Diluted	$0.19	$0.27	$1.21	$1.47

Shares used in computing per share amounts:
Basic	150,149	143,855	146,887	146,573

Diluted	153,271	146,350	150,280	150,367

(1)	Synopsys’ fourth quarter of fiscal 2012 and 2011 ended on November 3, 2012 and October 29, 2011, respectively. For presentation purposes, we refer to periods ended October 31. Synopsys’ first quarter of fiscal 2012 included an extra week; its fiscal 2012 and fiscal 2011 were 53-week and 52-week years, respectively.

SYNOPSYS, INC.

Unaudited Consolidated Balance Sheets (1)

(in thousands, except par value amounts)

	October 31, 2012	October 31, 2011
ASSETS:
Cash and cash equivalents	$700,382	$855,077
Short-term investments	—	148,997

Total cash, cash equivalents and short-term investments	700,382	1,004,074
Accounts receivable, net	292,668	203,124
Deferred income taxes	74,712	58,536
Income taxes receivable and prepaid taxes	17,267	25,545
Prepaid and other current assets	55,627	46,776

Total current assets	1,140,656	1,338,055
Property and equipment, net	191,243	159,517
Goodwill	1,976,987	1,289,286
Intangible assets, net	466,322	196,031
Long-term prepaid taxes	9,429	1,510
Long-term deferred income taxes	239,412	281,056
Other long-term assets	123,607	103,389

Total assets	$4,147,656	$3,368,844

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Short-term debt	$30,000	$—
Accounts payable and accrued liabilities	383,093	302,176
Accrued income taxes	4,682	4,589
Deferred revenue	834,864	703,555

Total current liabilities	1,252,639	1,010,320
Long-term debt	105,000	—
Long-term accrued income taxes	52,645	92,940
Other long-term liabilities	126,217	108,076
Long-term deferred revenue	67,184	56,208

Total liabilities	1,603,685	1,267,544
Stockholders’ equity:
Preferred stock, $0.01 par value: 2,000 shares authorized; none outstanding	—	—
Common stock, $0.01 par value: 400,000 shares authorized; 150,899 and 143,308 shares outstanding, respectively	1,509	1,433
Capital in excess of par value	1,585,034	1,521,327
Retained earnings	1,098,694	957,517
Treasury stock, at cost: 6,365 and 13,956 shares, respectively	(168,090)	(358,032)
Accumulated other comprehensive loss	(15,461)	(20,945)

Total stockholders’ equity excluding non-controlling interest	2,501,686	2,101,300
Non-controlling interest	42,285	—

Total liabilities and stockholders’ equity	$4,147,656	$3,368,844

(1)	Synopsys’ fiscal 2012 and fiscal 2011 ended on November 3, 2012 and October 29, 2011, respectively. For presentation purposes, we refer to periods ended October 31. Synopsys’ first quarter of fiscal 2012 included an extra week; its fiscal 2012 and fiscal 2011 were 53-week and 52-week years, respectively.

SYNOPSYS, INC.

Unaudited Consolidated Statements of Cash Flows (1)

(in thousands)

	Years Ended October 31,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$182,402	$221,364
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization and depreciation	156,840	128,550
Stock compensation	71,414	56,414
Allowance for doubtful accounts	3,754	1,058
Write-down of long-term investments	452	999
Gain on sale of investments	(650)	(936)
Deferred income taxes	12,850	22,278
Net changes in operating assets and liabilities, net of acquired assets and liabilities:
Accounts receivable	(53,395)	(18,974)
Prepaid and other current assets	15,199	(13,445)
Other long-term assets	(10,231)	(4,248)
Accounts payable and other liabilities	42,960	(7,408)
Income taxes	(43,113)	(58,377)
Deferred revenue	107,586	113,041

Net cash provided by operating activities	486,068	440,316

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sales and maturities of short-term investments	166,132	136,983
Purchases of short-term investments	(18,179)	(127,385)
Proceeds from sales of long-term investments	506	2,828
Purchases of property and equipment	(54,191)	(57,345)
Cash paid for acquisitions, net of cash acquired	(970,089)	(41,015)
Capitalization of software development costs	(3,302)	(2,885)

Net cash used in investing activities	(879,123)	(88,819)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on capital leases	(6,252)	(4,628)
Proceeds from credit facility and term loan	250,000	—
Repayment of debt	(136,156)	—
Issuances of common stock	175,896	162,180
Purchase of equity forward contract	—	(33,335)
Purchases of treasury stock	(40,000)	(401,836)

Net cash provided by (used in) financing activities	243,488	(277,619)
Effect of exchange rate changes on cash and cash equivalents	(5,128)	5,792

Net change in cash and cash equivalents	(154,695)	79,670
Cash and cash equivalents, beginning of the year	855,077	775,407

Cash and cash equivalents, end of the period	$700,382	$855,077

(1)	Synopsys’ fourth quarter of fiscal 2012 and 2011 ended on November 3, 2012 and October 29, 2011, respectively. For presentation purposes, we refer to periods ended October 31. Synopsys’ first quarter of fiscal 2012 included an extra week; its fiscal 2012 and fiscal 2011 were 53-week and 52-week years, respectively.